Exhibit 99.1

M/I Homes Reports
2025 First Quarter Results

Columbus, Ohio (April 23, 2025) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2025.

2025 First Quarter Highlights:
•Homes delivered decreased 8% to 1,976 from 2,158
•Revenue decreased 7% to $976 million
•Pre-tax income decreased 19% to $146 million, 15% of revenue
•Net income of $111 million ($3.98 per diluted share) versus $138 million ($4.78 per diluted share)
•Shareholders’ equity reached an all-time record $3 billion, a 14% increase from a year ago, with book value per share of $112
•New contracts were 2,292, compared to 2,547 in last year’s first quarter
•Repurchased $50 million of common stock
•Return on equity of 19%

The Company reported pre-tax income of $146.1 million and net income of $111.2 million ($3.98 per diluted share). This compares to pre-tax income of $180.2 million and net income of $138.1 million, or $4.78 per diluted share, for the first quarter of 2024.

Homes delivered in 2025's first quarter decreased 8% to 1,976 homes. This compares to 2,158 homes delivered in 2024’s first quarter. New contracts were 2,292 for the first quarter of 2025 compared to 2,547 in last year’s first quarter. Homes in backlog at March 31, 2025 had a total sales value of $1.56 billion, a 13% decrease from a year ago. Backlog units at March 31, 2025 decreased 16% to 2,847 homes, with an average sales price of $548,000. At March 31, 2024, backlog sales value was $1.79 billion, with backlog units of 3,391 and an average sales price of $528,000. M/I Homes had 226 communities at March 31, 2025 compared to 219 communities at March 31, 2024. The Company's cancellation rate was 10% in the first quarter of 2025 compared to 8% in the first quarter of 2024.

Robert H. Schottenstein, Chief Executive Officer and President, commented, "Our first quarter results were solid despite the many challenges facing the housing industry, including declining consumer confidence. While our new contracts were down 10% compared to a year ago, we were effective in balancing pace and price as our gross margin was a strong 25.9%. And we were very pleased with our 15% pre-tax profit margin and 19% return on equity.

Mr. Schottenstein added, “Though current conditions are choppy, and are likely to continue for the foreseeable future, we remain optimistic about our business and the longer-term outlook for the housing industry. Our balance sheet is the strongest in Company history. We ended the quarter with record net worth of $3 billion, a 14% increase from a year ago, book value of $112 per share, zero borrowings under our $650 million unsecured borrowing line, cash of $776 million, homebuilding debt-to-capital of 19% and a net debt-to-capital ratio of negative 3%. At the end of the quarter, we had 226 active communities, a record for our company, and are positioned to grow community count this year by an average of 5%. Despite all the market uncertainties, we are well positioned to have a solid year in 2025.”

The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2026.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations including changes in trade policy affecting business including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2025	2024
New contracts	2,292	2,547
Average community count	223	216
Cancellation rate	10%	8%
Backlog units	2,847	3,391
Backlog sales value	$1,559,251	$1,789,340
Homes delivered	1,976	2,158
Average home closing price	$476	$471

Homebuilding revenue:
Housing revenue	$940,031	$1,016,513
Land revenue	4,542	3,228
Total homebuilding revenue	$944,573	$1,019,741

Financial services revenue	31,520	26,962
Total revenue	$976,093	$1,046,703

Cost of sales - operations	723,310	763,360
Gross margin	$252,783	$283,343
General and administrative expense	59,073	56,084
Selling expense	52,786	53,940
Operating income	$140,924	$173,319
Interest income, net of interest expense	(5,197)	(6,920)
Income before income taxes	$146,121	$180,239
Provision for income taxes	34,884	42,178
Net income	$111,237	$138,061

Earnings per share:
Basic	$4.07	$4.92
Diluted	$3.98	$4.78

Weighted average shares outstanding:
Basic	27,314	28,052
Diluted	27,941	28,888

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2025	2024
Assets:
Total cash, cash equivalents and restricted cash (1)	$776,378	$870,162
Mortgage loans held for sale	238,583	235,047
Inventory:
Lots, land and land development	1,666,045	1,448,459
Land held for sale	3,903	136
Homes under construction	1,342,424	1,169,791
Other inventory	192,333	155,779
Total Inventory	$3,204,705	$2,774,165

Property and equipment - net	33,569	33,145
Investments in joint venture arrangements	70,727	59,146
Operating lease right-of-use assets	57,428	57,890
Goodwill	16,400	16,400
Deferred income tax asset	13,451	15,313
Other assets	173,982	150,683
Total Assets	$4,585,223	$4,211,951

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$397,846	$397,072
Senior notes due 2030 - net	297,495	296,991
Total Debt - Homebuilding Operations	$695,341	$694,063

Notes payable bank - financial services operations	227,957	224,321
Total Debt	$923,298	$918,384

Accounts payable	228,909	224,972
Operating lease liabilities	58,960	59,163
Other liabilities	367,722	370,647
Total Liabilities	$1,578,889	$1,573,166

Shareholders’ Equity	3,006,334	2,638,785
Total Liabilities and Shareholders’ Equity	$4,585,223	$4,211,951

Book value per common share	$112.29	$95.09
Homebuilding debt to capital ratio (2)	19%	21%
(1)Includes $0.2 million and $0.5 million of restricted cash and cash held in escrow for the quarters ended March 31, 2025 and 2024, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2025	2024
Cash provided by operating activities	$64,887	$115,772
Cash used in investing activities	$(2,928)	$(17,108)
Cash (used in) provided by financing activities	$(107,151)	$38,694

Land/lot purchases	$145,983	$107,660
Land development spending	$101,599	$119,367
Land sale revenue	$4,542	$3,228
Land sale gross profit	$786	$1,313

Financial services pre-tax income	$16,106	$12,312

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2025	2024
Net income	$111,237	$138,061
Add:
Provision for income taxes	34,884	42,178
Interest income - net	(8,041)	(9,767)
Interest amortized to cost of sales	6,901	8,302
Depreciation and amortization	4,777	4,467
Non-cash charges	4,200	3,539
Adjusted EBITDA	$153,958	$186,780

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2025	2024	Change
Northern	1,065	1,162	(8)%
Southern	1,227	1,385	(11)%
Total	2,292	2,547	(10)%

	HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2025	2024	Change
Northern	826	843	(2)%
Southern	1,150	1,315	(13)%
Total	1,976	2,158	(8)%

	BACKLOG
	March 31, 2025			March 31, 2024
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,375	$765	$556,000	1,567	$822	$525,000
Southern	1,472	$795	$540,000	1,824	$967	$530,000
Total	2,847	$1,559	$548,000	3,391	$1,789	$528,000

	LAND POSITION SUMMARY
	March 31, 2025			March 31, 2024
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,855	9,501	16,356	7,005	9,279	16,284
Southern	18,355	16,386	34,741	16,821	14,352	31,173
Total	25,210	25,887	51,097	23,826	23,631	47,457